Exhibit 4.46

ADDENDUM TO THE CONTRACT OF EMPLOYMENT BETWEEN BARCLAYS BANK PLC

(“BARCLAYS”) AND GARY HOFFMAN (“THE EXECUTIVE”)

WHEREAS:

•	Barclays employs the Executive as Group Vice Chairman on the terms and conditions of the Contract of Employment dated 24 December 2003 (“The Contract of Employment”).

•

Barclays and the Executive have agreed that the terms and conditions of the Contract of Employment shall be amended as set out below following the introduction of the Employment Equality (Age) Regulations 2006.

IT IS HEREBY AGREED:

1.	In clause 2.4, the words “the age of 60” shall be replaced by “the age of 65”.

2.	In the event of any conflict between this Addendum and the Contract of Employment, the terms and conditions of this Addendum shall prevail.

3.	For the avoidance of doubt those terms and conditions of the Contract of Employment not amended by this Addendum shall continue in full force and effect.

4.	Words and expressions in the Contract of Employment shall have the same meaning when used in Addendum.

Signed for and on behalf of		Signed for and on behalf of THE
BARLCAYS BANK PLC:		EXECUTIVE:

Name:		Name:
Position:	Joint Company Secretary	Position.	Group Vice Chairman
Date:	6th March 2007.	Date:	6th March 2007